Exhibit 99.1

Excerpt from Progress Energy, Inc.
Corporate Governance Guidelines

IV. B. Board Independence

In order for a director to be deemed “independent,” the Board of Directors of the Company must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board of Directors shall apply the following standards:

1.
A director who is an employee, or whose immediate family member is an executive officer, of the Company, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

2.
A director who receives (or whose immediate family member, serving as an executive officer, receives) more than $100,000 per year in direct compensation from the Company is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer will not count toward the $100,000 limitation.

3.
A director who is affiliated with or employed by (or whose immediate family member is affiliated with or employed by) a present or former internal or external auditor of the Company is not independent until three years after the end of either the affiliation or the employment or auditing relationship.

4.
A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

5.
A director who is an executive officer or an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

6.
A director who has or whose family member has received any compensation from the Company directly or indirectly as an advisor or consultant is not independent until at least three years after he or she ceases to receive such compensation.

7.
A director who is or whose immediate family member is an officer, director, or trustee of a foundation, university, or other non-profit organization that receives from the Company, within the preceding three years, contributions in an amount which exceeds $1 million or 2% of such charitable organization’s consolidated gross revenues is not independent.

8.	Neither a director nor his/her immediate family member shall receive any personal loans from the Company.

9.	A director who had or whose immediate family member had, during the Company’s last fiscal year, a relationship that must be disclosed under Item 404(a) or (b) of Regulation S-K is not independent.

10.
Relationships not specifically mentioned above, or transactions that may have taken place prior to the adoption of these independence standards, may, in the Board’s judgment, be deemed not to be material and the director will be deemed independent, if after taking into account all relevant facts and circumstances, the Board determines that the existence of such relationship or transaction would not impair the director’s exercise of independent judgment.

For purposes of these Guidelines, the following definitions shall apply:

a.	“affiliate” means any subsidiary of the Company and any other Company or entity that controls, is controlled by or is under common control of the Company.

b.
“immediate family” means spouse, parents, children, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, brothers-and sisters-in-law and anyone (other than employees) who shares the director’s home or who are financially dependent on the director.

The Board shall undertake an annual review of the independence of all non-employee Directors. In advance of the meeting at which this review occurs, each non-employee Director shall be asked to provide the Board with full information regarding the Director’s business and other relationships with the Company and its affiliates and with senior management and their affiliates to enable the Board to evaluate the Director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand Directors or members of their immediate family, and, on the other hand, the Company and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth in the following provision.

The Board believes that having the Chief Executive Officer as a member of the Board is appropriate and can increase the Board’s effectiveness and comprehension of the Company’s business. Whether employees other than the Chief Executive Officer should serve on the Board is a matter determined based on the circumstances and what is deemed by the Board to be in the Company’s best interest.